SECURITIES AND EXCHANGE COMMISSION



	Washington, D.C. 20549
	________________________________________



	FORM 8-K



	CURRENT REPORT
	PURSUANT TO SECTION 13 OR 15(d) OF THE
	SECURITIES EXCHANGE ACT OF 1934


	Date of Report (Date of earliest event reported) January 5, 1996


	THE MONTANA POWER COMPANY
	(Exact name of registrant as specified in its charter)


           Montana	  1-4566	    81-0170530
(State or other jurisdiction	(Commission	(IRS Employer
     of incorporation)	File Number)	Identification No.)


	40 East Broadway, Butte, Montana 59701
	(Address of principal executive offices) (zip code)

	Registrant's telephone number, including area code (406) 723-5421



ITEM 5. Other Events - Attached news release from Montana Power dated January 5, 1996

	MPC REPORTS FOURTH-QUARTER CHARGE FOR ASSET IMPAIRMENT

	BUTTE, Montana, January 5, 1996 -- The Montana Power Company (NYSE: MTP) today announced that it will record a charge against income of approximately $75 million (approximately $46 million or 85 cents per share after income taxes) in the fourth quarter of 1995, to reflect the impairment of certain assets of the company's non-regulated subsidiary, Entech, Inc., including its investment in, and mine-closure costs to be incurred by, Entech's subsidiary, Basin Resources, Inc.

	This charge encompasses the company's decision to implement in 1995 a new financial accounting standard (FAS 121) entitled
"Accounting for the Impairment of Long-Lived Assets and for Long-
Lived Assets to be Disposed Of."

	"The accounting standard provides new rules to determine when and how long-lived assets are reviewed for possible impairment," said Daniel T. Berube, MPC's chairman and chief executive officer. "For example, it requires an immediate writedown of some resource properties that previously would have been charged against income over longer periods of time as depletion or amortization. The charge against income will not adversely affect Montana Power's future cash flows, future earnings, or in my opinion, the ability to maintain our dividend on common stock," he added.

	The impairment also includes a writedown of Entech's investment in Basin Resources, Inc., which owns an underground coal mine in Colorado. On December 29, Basin announced that all coal sales agreements had been terminated, that underground production would cease immediately, and that the mine would be permanently closed by the end of the first quarter of 1996, unless a viable buyer is identified. To date, efforts to sell the mine have been unsuccessful.

	"Basin has been unable to operate without losses because of operating problems and a market where prices continue to be low,"
Berube said.

	The before-income tax charge includes the Basin writedown of approximately $46 million; the charge related to other properties is approximately $29 million.

	"After these writedowns, the value of our coal, oil and gas properties remains well above the historic book cost, and the properties will continue to generate substantial earnings and cash flow for our investors," Berube said.

	Based in Butte, Montana Power is an energy company with assets of $2.5 billion. Its business units include a utility division with electric and natural gas systems, nonutility businesses involved in coal, oil, gas and telecommunications, and an independent power group which engages in independent power project development and investment, and wholesale power sales.

	Montana Power expects to report its preliminary earnings for 1995 about January 24, 1996.


SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


	                              THE MONTANA POWER COMPANY
		              (Registrant)

		By /s/ J.P. Pederson

		   J. P. Pederson
		   Vice President and Chief
		     Financial Officer

Dated:  January 5, 1996